UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934

(Date of Report (Date of earliest event reported)): December 1, 2006
CORPORATE PROPERTY ASSOCIATES 12 INCORPORATED
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	033-68728 (Commission File Number)	13-3726306 (IRS Employer Identification Number)

50 Rockefeller Plaza New York, NY (Address of principal executive offices)	10020 (Zip Code)
(212) 492-1100
(Registrant’s telephone number, including area code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.
On November 30, 2006, the merger of the registrant with and into Corporate Property Associates 14 Incorporated (“CPA®:14”) was approved by an affirmative vote of the holders of more than a majority of the outstanding shares of the registrant’s common stock entitled to vote thereon. The merger was consummated and became effective on December 1, 2006. Attached hereto and incorporated herein by reference as Exhibit 99.1 is the press release regarding the closing of the merger.
In the merger, the registrant transferred 87 properties to CPA®:14 consisting primarily of office, industrial, retail and warehouse facilities located in 25 states and totaling approximately 6.6 million square feet for a total consideration of approximately $536 million, including the assumption of approximately $197.5 million in third party mortgage debt. These properties all have lease terms in excess of seven years. Immediately prior to the merger, the registrant also sold to W. P. Carey & Co. LLC (“W. P. Carey”) 37 properties consisting primarily of office, industrial, retail and warehouse facilities located in six states and France and totaling 1.7 million square feet for a total consideration of approximately $126 million, including the assumption of approximately $58.3 million in third party mortgage debt. The properties sold to W. P. Carey all have remaining lease terms of seven years or less. The consideration paid by both CPA®:14 and W. P. Carey for the properties was based on a third party valuation of the properties belonging to the registrant as of December 31, 2005 and was adjusted as described in the Form S-4 filed by CPA®:14 on October 26, 2006.
W. P. Carey, directly or through its subsidiaries, provides both strategic and day-to-day management services for the registrant and CPA®:14. The board of directors of each of the registrant and CPA®:14 includes representatives of W. P. Carey. In connection with the sale of properties to W. P. Carey and the merger with CPA®:14 of the registrant’s other properties, the registrant will pay approximately $49.8 million in disposition and termination compensation to W. P. Carey.
In the merger, each share of the registrant’s common stock held by a stockholder of record as of the close of business on October 20, 2006 was converted into the right to receive, at the election of such stockholder, either 0.8692 shares of newly issued CPA®:14 common stock or cash in the amount of $10.30. Each share of the registrant’s common stock held by a stockholder of record after the close of business on October 20, 2006 was converted into the right to receive 0.8692 shares of CPA®:14 common stock. Holders of the registrant’s shares as of November 30, 2006 will also receive a special cash distribution of $3.19 per share in connection with the sales of properties completed prior to the merger. In connection with the merger, stockholders of the registrant will receive approximately 18.5 million shares of CPA®:14 common stock and $102 million in cash based on stockholder elections.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.
On November 27, 2006, the board of directors of the registrant adopted a resolution amending the registrant’s Bylaws, effective immediately (the “Amended Bylaws”), providing for a clarification relating to the registrant’s performance of the asset sale agreement and the merger agreement and the transactions contemplated thereby. Specifically, pursuant to Section 12.1(b) of the original Bylaws, Section 9.1(g)(ii) thereof was amended by adding the clause “or as otherwise permitted by Section 9.1(a) or 9.1(f)(i)” to the end of Section 9.1(g)(ii) to clarify an inconsistency between Sections 9.1(a), 9.1(f)(i) and 9.1(g)(ii).
A complete copy of the Amended Bylaws as adopted is filed as Exhibit 3.2 to this Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
Exhibit 3.2 Amended Bylaws
Exhibit 99.1 Press release dated December 1, 2006
Exhibit 99.2 Agreement and Plan of Merger, dated as of June 29, 2006 among CPA®:14, CPA®:12, CPA 14 Acquisition Inc., CPI Holdings Incorporated and CPA 12 Merger Sub Inc. (incorporated herein by reference to the Current Report on Form 8-K/A filed on July 6, 2006)
Exhibit 99.3 Agreement for Sale and Purchase, dated as of June 29, 2006 by and among CPA®:12 and the entities listed on Schedule 1 thereto, Carey Asset Management Corp. and W. P. Carey (incorporated herein by reference to the Current Report on Form 8-K/A filed on July 6, 2006)
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

CORPORATE PROPERTY ASSOCIATES 12 INCORPORATED

Date: December 1, 2006	By:	/s/ Mark J. DeCesaris

Mark J. DeCesaris
Managing Director and acting Chief Financial Officer